UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2009

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2009, Whirlpool Corporation (the “Company”) entered into a second amendment to the Company’s existing five year credit facility (the “Amendment”) pursuant to which the Company amended and restated such facility to be an Amended and Restated Long-Term Credit Agreement (the “Credit Agreement”), by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent, Citibank, N.A., as Syndication Agent, The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents, and JP Morgan Securities, Inc. and Citigroup Global Markets Inc., as Lead Arrangers and Joint Bookrunners.

The Credit Agreement divides and reduces the existing $2.2 billion credit facility into a $1.35 billion tranche maturing on August 13, 2012 (the “Extending Tranche”) and a $522 million tranche maturing December 1, 2010 (the “Non-Extending Tranche”). The Credit Agreement also increases the letter of credit sublimit from $100 million to $200 million. The interest margin over LIBOR will vary with the credit rating of the Company. As of the date hereof such margin is 3.50% for the Extending Tranche and 3.00% for the Non-Extending Tranche.

For the Extending Tranche, the Credit Agreement provides that the utilization fee to be paid, if amounts borrowed exceed 50% of the facility, is 0.50% of the outstanding loans, and the unused commitment fee is 0.625%, as of the date hereof. For the Non-Extending Tranche, the Credit Agreement provides that the utilization fee to be paid, if amounts borrowed exceed 50% of the facility, is 1% of the outstanding loans, and the unused commitment fee is 0.50%, as of the date hereof. The amount of the unused commitment fee will vary with the credit rating of the Company.

The Credit Agreement requires the Company to meet certain financial tests. The Company’s maximum rolling twelve month Leverage Ratio (as defined in the Credit Agreement) is limited to 3.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010, and 3.25 to 1.0 for each fiscal quarter ended thereafter. The rolling twelve month Interest Coverage Ratio (as redefined in the Credit Agreement as EBITDA to Interest Expense) is required to be greater than or equal to 2.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010 and 3.0 to 1.0 for each fiscal quarter ended thereafter.

The Credit Agreement also contains additional covenants that were not changed by this Amendment which, among other things, require the Company to deliver to the lenders specified financial information, including annual and quarterly financial information, and limits the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and, (vi) enter into agreements restricting the creation of liens on its assets.

The Company expects to pay Extending Lenders under the Credit Agreement an amendment fee which varies by commitment size and averages 1.56% of the commitments or approximately $21 million during the third quarter of 2009.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Credit Agreement provided under Item 1.01 above is hereby incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Amended and Restated Long-Term Credit Agreement (the “Credit Agreement”), by and among the Registrant, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent, Citibank, N.A., as Syndication Agent, The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents, and JP Morgan Securities, Inc. and Citigroup Global Markets Inc., as Lead Arrangers and Joint Bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: August 13, 2009	By:	/s/ ROY W. TEMPLIN
	Name:	Roy W. Templin
	Title:	Executive Vice President and Chief Financial Officer